Exhibit 10.1

American Well Corporation

Retention Agreement

(Enhanced Performance Award)

THIS RETENTION AGREEMENT (“Agreement”) is made and entered into as of August 13, 2025 by and between American Well Corporation, a Delaware corporation (the “Company”), on the one hand, and Dr. Ido Schoenberg (“Executive”), on the other hand.

WITNESSETH:

WHEREAS, the Company has determined that it desires assurances of the continued availability of the services of Executive in order to provide continuity of high-quality services to the Company and to drive the Company’s performance; and

WHEREAS, in furtherance of these goals, the Company is willing to provide an incentive to Executive to remain employed by the Company for the period described below, subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and Executive hereby enter into this Agreement and agree as follows:

1.
Effective Date; Performance Period.

This Agreement shall commence as of the date of the later signature below (the “Effective Date”) and shall relate to the performance period beginning January 1, 2025 and ending on December 31, 2027 (the “Performance Period”).

2.
Retention Payment and Eligibility Criteria.

The Company will pay Executive in cash an aggregate amount of two million dollars ($2,000,000.00) under this Agreement (the “Retention Amount”), less legally required deductions, subject to the terms set forth herein. Fifty percent (50%) of the Retention Amount is hereby designated as the “Annual Goal Bonus” and the remaining fifty percent (50%) of the Retention Amount is hereby designated as the “Operating Cash Flow Bonus.” No portion of the Retention Amount shall be paid unless it has become earned as determined in good faith by the Administrator as set forth herein.

The Retention Amount is a “Cash Based Award” granted pursuant to the American Well Corporation 2020 Equity Incentive Plan (the “Plan”). Each term that is capitalized but not defined herein has the meaning given to it in the Plan.

Annual Goal Bonus

The Annual Goal Bonus shall be earned based on achievement of performance goals (the “Performance Goals”) determined in good faith by the Administrator for each fiscal year during the Performance Period.

The portion of the Annual Goal Bonus eligible to be earned in each fiscal year of the Performance Period is as follows:

Fiscal Year	Portion of Annual Goal Bonus eligible to be Earned
2025 (January 1, 2025 – December 31, 2025)	$333,333 (“FY2025 – Year 1 Bonus”)
2026 (January 1, 2026 – December 31, 2026)	$333,333 (“FY2026 – Year 2 Bonus”)
2027 (January 1, 2027 – December 31, 2027)	$333,334 (“FY2027 – Year 3 Bonus”)

In each case, the applicable portion of the Annual Goal Bonus shown above will be earned if the applicable Performance Goals are achieved at or above target level for the applicable fiscal year within the Performance Period. The Performance Goals for each fiscal year of the Performance Period shall be determined in good faith by the Administrator after consultation with the Company’s Chief Executive Officer prior to or as soon as reasonably practicable after the beginning of the relevant fiscal year within the Performance Period (or the date of grant, if such date falls after the beginning of the first fiscal year of the Performance Period) and shall be separately communicated to Executive in writing.

Operating Cash Flow Bonus

The Executive may earn (i) applicable portions of the Operating Cash Flow Bonus (as described below) on a fiscal-quarter-by-fiscal-quarter basis, and/or (ii) the entire Operating Cash Flow Bonus (less portions previously earned, if any) based on a period of four consecutive fiscal quarters during the Performance Period, in each case, if the Operating Cash Flow (as defined below) goal is achieved during the relevant portion of the Performance Period. If, during the Performance Period, the Company and its Subsidiaries on a combined basis (the “Company Group”) achieve Operating Cash Flow that, for any fiscal quarter, is greater than or equal to $0, then 1/6 of the Operating Cash Flow Bonus will be earned for such fiscal quarter. In addition, if, during the Performance Period, the Company Group achieves Operating Cash Flow, on an aggregate basis over a four-consecutive-fiscal-quarter period, that is equal to or greater than $0, the full amount of the then-unearned Operating Cash Flow Bonus will be earned. For the avoidance of doubt, (i) the full amount of the Operating Cash Flow Bonus may be earned for a period of four consecutive fiscal quarters during the Performance Period, even if the Operating Cash Flow of the Company Group for a given fiscal quarter within such four-fiscal-quarter period is less than $0, as long as the aggregate Operating Cash Flow for such four consecutive quarter period is equal to or greater than $0, and (ii) in no event shall more than 100% of the Operating Cash Flow Bonus be earned.

“Operating Cash Flow” means, with respect to any given fiscal quarter or period of four consecutive fiscal quarters of the Company, as applicable, that (in each case) each fall within the Performance Period, the aggregate adjusted operating cash flow of the Company Group for such quarter or period of four consecutive fiscal quarters, as determined by the Administrator in its good faith and reasonable discretion, and (without limiting the generality of the foregoing) after taking into account the payment of the Retention Amount (if applicable) and any employer payroll or withholding taxes paid by the Company Group in connection therewith and any other incentive awards (including performance share awards) that vest or settle (in whole or in part) during the relevant portion of the Performance Period and any employer payroll or withholding taxes paid by the Company Group in connection therewith; provided, that in taking into account the payment, vesting or settlement (as applicable) of any such award (and the payment of related employer payroll and withholding taxes), the Administrator shall apply only a pro-rated portion (as determined by the Administrator in its good faith and reasonable discretion) of such award that corresponds to the relevant period to which the calculation of Operating Cash Flow relates (i.e., the relevant fiscal quarter or period of four consecutive fiscal quarters, as the case may be).

General Conditions

In addition, the following terms and conditions apply with respect to the Retention Amount:

A.
The extent to which any portion of the Retention Bonus is earned with respect to any given period within the Performance Period shall be determined by the Administrator in its good faith and reasonable discretion, which, in the case of an applicable portion of the Annual Goal Bonus, shall occur as soon as reasonably practicable following the date the Company’s annual audit for the applicable year is completed (the date on which such annual determination occurs, the “Annual Determination Date” and the Annual Determination Date with respect to FY2027 – Year 3 Bonus, the “Final Annual Determination Date”) and, in the case of the Operating Cash Flow Bonus, shall occur as soon as reasonably practicable following the close of the Company’s applicable fiscal quarter during the Performance Period and any audit or other review (as applicable) of the quarterly financial statements with respect thereto, as determined by the Administrator in its good faith and reasonable discretion, is completed (the date on which such quarterly determination occurs, the “Quarterly Determination Date” and the Quarterly Determination Date with respect to the final fiscal quarter during the Performance Period, together with the Final Annual Determination Date, the “Final Determination Date”). Any portion of the Annual Goal Bonus that is eligible to be earned with respect to any fiscal year within the Performance Period that is not earned (or deemed earned) based on the achievement of the applicable Performance Goals shall cease to be eligible to be earned immediately upon the Administrator’s reasonable determination in good faith that such portion was not earned (or deemed earned) and shall automatically be forfeited for no consideration payable to Executive on the applicable Annual Determination Date. The Operating Cash Flow Bonus, if it is not earned (or deemed earned), shall cease to be eligible to be earned immediately upon the Administrator’s reasonable determination in good faith that the Operating Cash Flow Bonus was not earned (or deemed earned) and shall automatically be forfeited for no consideration payable to Executive on the Final Determination Date.
B.
The determination of whether any portion of the Retention Amount is earned shall be subject to adjustment and modification as provided in Section 14 of the Plan in the event of capitalization adjustments of the Company or corporate transactions involving the Company.
C.
Any and all payments to Executive under this Agreement may be subject to: (a) withholding taxes at the maximum tax rates prescribed under Applicable Law; and (b) national insurance and health tax payments; all as determined by the Administrator. In addition, the Administrator shall determine the procedure of remitting the required taxes, national insurance and health tax payments to the applicable governmental authority, in accordance with Applicable Law.
D.
Except as expressly set forth otherwise in Section 3 of this Agreement, for Executive to be paid the Retention Amount, the Executive must not experience a Termination of Service prior to the date the Retention Amount (or any applicable portion thereof), to the extent earned, is paid; provided that (i) the Annual Goal Bonus (to the extent payable) shall be paid to Executive as soon as reasonably practicable (but in all events within sixty (60) days) following the Final Determination Date, and (ii) the Operating Cash Flow Bonus (to the extent payable) shall be paid to Executive as soon as reasonably practicable (but in all events within sixty (60) days) following the Quarterly Determination Date at which it is determined that all or the applicable portion of the Operating Cash Flow Bonus has been earned. Notwithstanding anything to the contrary in the Plan or this Agreement, Executive will be deemed to have a Termination of Service for purposes of this Agreement and the Plan if Executive ceases to be an employee of the Company and its Subsidiaries serving in a “C-suite”-level role or higher and does not otherwise continue to provide services as Chairman of the Company or otherwise as a director with senior operational and/or executive functions for the Company or any of its affiliates or Subsidiaries or any of their successors or assigns as reasonably determined by the Administrator.
A.
The Company has not given Executive notice of its intent to terminate Executive’s employment or other service on or before the date the Retention Amount (or any applicable portion thereof) is paid for “Cause” within the meaning of Executive’s employment agreement with Company entered into as of June 18, 2020 (as amended from time to time, including under the June 29, 2021 addendum thereto, the “Employment Agreement”).
3.
Employment-At-Will; Termination; Change in Control.

Subject to the terms of the Employment Agreement, nothing in this Agreement changes the Executive’s status with the Company as an employee “at will” for an indefinite term, and Executive’s employment or other service may be terminated at Executive’s option or the option of the Company at any time, with or without cause or notice, except that Executive agrees to use reasonable efforts to give the Company at least two (2) weeks’ prior written notice before resigning such employment or other service (or such longer period as is otherwise agreed with the Company, including under the Employment Agreement).

Notwithstanding anything else set forth herein or in the Employment Agreement:

(A)
if Executive experiences a Termination of Service due to (i) the Company terminating Executive’s employment without “Cause,” (ii) Executive terminating his employment with the Company with “Good Reason”, (iii) a non-renewal of Executive’s employment agreement by the Company, or (iv) Executive’s death or Disability (each, a “Good Leaver Termination”), in any case, before an applicable portion of the Retention Amount is paid to Executive, then subject to Executive’s execution and non-revocation of a release of claims in the form provided by the Company (the “Release”) at such time not later than fifty-two (52) days after such Termination of Service:

i.
any then-earned portion of the Retention Amount (including, if applicable, any earned portion of the Annual Goal Bonus and the Operating Cash Flow Bonus, if then earned) shall immediately vest and become payable by the Company to Executive, within sixty (60) days following such Termination of Service;
ii.
a pro-rated portion (with such proration calculated based on a fraction, the numerator of which is the number of days within the applicable fiscal year during which Executive was employed by the Company Group prior to experiencing a Termination of Service, and the denominator of which is 365) of the unearned Annual Goal Bonus for the fiscal year in which such Termination of Service occurs shall become vested and payable but only if the applicable Performance Goals are achieved for such fiscal year, and any portion of such Annual Goal Bonus that is not earned based on the foregoing calculation and any Annual Goal Bonus that relates to any fiscal year that begins following Executive’s Termination of Service shall be immediately forfeited for no consideration upon the Executive’s Termination of Service; and
iii.
to the extent the Operating Cash Flow Bonus is then unearned, the Operating Cash Flow Bonus shall become vested and payable but only if and when the Operating Cash Flow goal for a given fiscal quarter or a period of four consecutive fiscal quarters is achieved within the twelve (12) month period that immediately follows such Termination of Service (for the avoidance of doubt, with the first fiscal quarter determination by the Administrator during such twelve (12) month period occurring after the close of the fiscal quarter in which such Termination of Service occurs and otherwise under the terms and conditions set forth in Section 2), subject to the earlier expiration of the Performance Period. To the extent that the

Operating Cash Flow goal for a given fiscal quarter or a period of four consecutive fiscal quarters is not achieved within the twelve (12) month period immediately following such Termination of Service (or, if applicable, the shorter remaining portion of the Performance Period), the then-unearned portion of the Operating Cash Flow Bonus will be forfeited for no consideration upon the expiration of the twelve (12) month period immediately following such Termination of Service (or, if applicable, upon the earlier conclusion of the Performance Period).

In the event any portion of the Retention Amount becomes vested and payable under Section 3.A, it will be paid to Executive within sixty (60) days following the applicable Determination Date (and, in the case of any portion of the Annual Goal Bonus that becomes vested and payable under Section 3.A.ii or Operating Cash Flow Bonus that becomes vested under Section 3.A.iii, as applicable, not later than two and a half months following the end of the fiscal year in whichsuch Good Leaver Termination occurs (in the case of Section 3.A.ii) or the Operating Cash Flow Bonus becomes vested (in the case of Section 3.A.iii)).

(A)
if a Change in Control occurs prior to the end of the Performance Period:
i.
any then-earned portion of the Retention Amount (including, if applicable, any earned portion of the Annual Goal Bonus and the Operating Cash Flow Bonus, if then earned) shall vest and become payable as of immediately prior to and effective upon such Change in Control;

ii.
any remaining portion of the Annual Goal Bonus that is unearned as of immediately prior to such Change in Control shall be deemed earned as of such Change in Control and such portion shall remain outstanding and shall vest as of March 31, 2028 if Executive does not experience a Termination of Service prior to such date; provided, that if Executive experiences a Good Leaver Termination upon or following such Change in Control and prior to March 31, 2028, then, subject to Executive’s execution and non-revocation of the Release not later than fifty two (52) days after such Termination of Service, such portion shall vest and become payable in full within sixty (60) days after such Good Leaver Termination; and

iii.
to the extent the Operating Cash Flow Bonus is then unearned, the Operating Cash Flow goal will be deemed achieved as of immediately prior to the Change in Control, but following such Change in Control the Operating Cash Flow Bonus will vest in full and become payable to Executive if Executive does not experience a Termination of Service prior to March 31, 2028 (which date shall be the deadline for paying such Operating Cash Flow Bonus, in such case); provided, that if Executive experiences a Good Leaver Termination upon or following such Change in Control and prior to March 31, 2028, then, subject to Executive’s execution and non-revocation of the Release not later than fifty two (52) days after such Termination of Service, the then-unpaid portion of the Operating Cash Flow Bonus will become vested and payable within sixty (60) days after such Good Leaver Termination.

In the event any portion of the Retention Amount is earned under this Section 3.B, unless earlier payment is specified in this Section 3.B, it will be paid to Executive within sixty (60) days after the date it becomes vested and payable as described herein.

The definitions of “Cause”, “Disability” and “Good Reason” have the meanings given to such terms in the Employment Agreement.

4.
Nondisclosure and Confidentiality.

To the extent permitted by law, Executive shall keep the provisions of this Agreement in strict confidence and shall not disclose the existence or terms of this Agreement to any third party for such period as, and to the extent that, such provisions have not been publicly disclosed by the Company. However, nothing in this Agreement shall preclude Executive from disclosing the provisions of this Agreement in confidence to his spouse, legal counsel, financial advisor or tax accountant subject to obtaining an obligation on their part not to further disclose such information. Executive understands that this article on confidentiality is a material term of this Agreement and a breach by Executive could result in termination of the Agreement and/or other actions for damages or other relief by the Company. Nothing in this Agreement (or any other agreement Executive has with the Company) shall prohibit or impede Executive from communicating, cooperating or filing a complaint or charge with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, without limitation, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, or the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are made in good faith and are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company or its Subsidiaries regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s or its Subsidiaries’ attorney-client privileged or attorney work product without the prior written consent of the Administrator.

5.
Entire Agreement.

This letter agreement contains all of the understandings and representations between the Company and Executive relating to the Retention Amount and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to the Retention Amount; provided, however, that this Agreement shall not supersede any other agreements between the Company and Executive, and specifically the Employment Agreement, which shall remain in full force and effect. This Agreement may not be amended or modified unless in writing signed by both the Company and Executive.

6.
Assignment.

(a) Executive acknowledges and agrees that this Agreement is personal to Executive and Executive may not assign any rights or delegate any obligations or duties hereunder; provided that this Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

(b) This Agreement, and the rights and obligations of the Company hereunder, shall inure to the benefit of, and shall be binding upon, any successor or assign of the Company or all or substantially all of the business and/or assets of the Company (whether direct or indirect, by merger, purchase, consolidation, operation of law or otherwise) and may be assigned by the Company to any entity that shall succeed to the business and assets of the Company. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to the Company or its business and/or assets as aforesaid.

7.
Expiration.

Unless signed by all parties, this Agreement shall expire and be of no further force or effect as of the close of business on August 27, 2025 (the “Expiration Date”). Executive must acknowledge and sign and return this Agreement to amber.howe@amwell.com on or before the Expiration Date.

8.
Governing Law; Venue; Jury Waiver

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction). Any legal action concerning this Agreement shall be brought exclusively in courts situated in Suffolk County, Massachusetts. Executive expressly consents to and agrees to subject himself to the jurisdiction of the courts in Massachusetts, federal or state, for purposes of determining any and all rights or obligations under this Agreement and hereby waives any objection that Executive may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. IN ANY SUCH PROCEEDINGS, EXECUTIVE AND COMPANY HEREBY KNOWINGLY AND WILLINGLY WAIVE AND SURRENDER THEIR RIGHT TO TRIAL BY JURY AND AGREE THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

9.
Waiver.

The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

10.
Acknowledgment.

Executive acknowledges that Executive has the right to consult with legal counsel of his choosing before entering into this Agreement, and Executive represents that he has either availed himself of this opportunity or, in the alternative, has knowingly and voluntarily foregone the assistance of legal counsel. Executive acknowledges and agrees that the award provided hereunder is subject to the terms of the Company’s clawback policy or policies, as in effect from time to time, as well as any other clawback provisions under applicable law or any stock exchange requirement. Executive further acknowledges that Executive has carefully read and fully understands the provisions of this Agreement, and that Executive is voluntarily entering into it without any duress or pressure from the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first written above.

American Well Corporation

By: s/o Anna Nesterova___________________

Name: Anna Nesterova ___________________

Title: Deputy General Counsel, Head of Legal_

ACKNOWLEDGED AND AGREED:

By: s/o Dr. Ido Schoenberg_________________

Name: Dr. Ido Schoenberg